Exhibit 2

EMBRAER ANNOUNCES EXECUTIVE JETS FIRM ORDER BACKLOG
Production schedule also disclosed

São José dos Campos, July 18, 2006 – Embraer announced today the firm order backlog and production schedule for its Executive Jets business at a press conference in Farnborough, U.K., during the 45th Farnborough International Airshow. The Executive Jets portfolio includes the super mid-size business jet, Legacy 600; the very light and light jets, Phenom 100 and Phenom 300; and the recently announced Lineage 1000 ultra-large jet.

“As of June 30th, 2006, our executive jet firm order backlog stands at US$ 1.25 billion,” said Maurício Botelho, Embraer Chairman, President and CEO. “Also, since our launch announcement just over a year ago, we have logged in excess of 235 firm orders of our Phenom 100 and Phenom 300.”

The Legacy 600 was launched in 2000 at the Farnborough Airshow, with deliveries beginning in the following year. In 2004, 13 Legacy 600 jets were delivered; in 2005, 20 were delivered. In 2006 and 2007, 25 to 30 aircraft are expected to be delivered per year. Embraer’s market share in the super mid-size category has grown from 12% in 2004 to 13% in 2005 and is now 13.5% with 76 aircraft delivered to customers in 18 countries.

In mid-2008, deliveries of the Phenom 100 will commence, totaling 15-20 units by the end of the year. In 2009, when deliveries of the Phenom 300 begin early in the second semester, the production of the Phenom 100 and Phenom 300 is expected to reach 120-150 units combined.

Delivery of up to two Lineage 1000 jets is anticipated for the second semester of 2008 in its first production year. In 2009, three to four Lineage 1000 jets are planned to be delivered.

“The sales performance we have achieved reflects the market’s acceptance of our product portfolio comprising differentiated models,” said Luís Carlos Affonso, Embraer Executive Vice-President, Executive Jets. “We are firmly committed to this market and to supporting our customers with integrated solutions for a premium ownership experience.”

PRESS OFFICES

Headquarters	North America	Europe, Middle East and Africa		China

Rosana Dias	Pedro Ferraz	Stéphane Guilbaud	Catherine Fracchia	Tracy Chen
rosana.dias@embraer.com.br	pedro.ferraz@embraer.com	sguilbaud@embraer.fr	cfracchia@embraer.fr	tracy.chen@bjs.embraer.com
Cell: (+55 12) 9724 4929	Cell: (+1 954) 651 1871	Cell: (+33 6) 7522 8519	Cell: (+33 6) 7523 6903	Cell: (+86) 1391 018 2281
Phone: (+55 12) 3927 1311	Phone: (+1 954) 359 3414	Phone: (+33 1) 4938 4455	Phone: (+33 1) 4938 4530	Phone: (+86 10) 6505 5045
Fax: (+55 12) 3927 2411	Fax: (+1 954) 359 4755	Fax: (+33 1) 4938 4456	Fax: (+33 1) 4938 4456	Fax: (+86 10) 6505 9866

About Embraer Executive Jets

The Lineage 1000

The Lineage 1000 jet was designed with comfort and luxury as top priorities. It will be configured to accommodate up to 19 people in a total cabin volume of 4,085 cubic feet (115.7 cubic meters). The flexible interior offers five distinct privacy zones and two lavatories. A third lavatory and a stand-up shower are also available as options. There is a set of pre-defined cabin configurations to fit all travelers’ needs, with plentiful room for work, rest and meetings. Optional amenities aboard include Wi-Fi technology and Internet access, Electronic Flight Bag (EFB) and other features.

The Lineage 1000

The total baggage capacity is of 615 cubic feet (17.4 cubic meters). A large aft baggage area, pressurized and conveniently accessible during flight, is more than twice the size of aft baggage compartments that are accessible in flight of competitive aircraft. The highly-integrated avionics suite Primus Epic from Honeywell reveals five LCD multifunction control displays, cursor control device (CCD), auto-throttle, weather radar with turbulence detection, fly-by-wire, and other cutting-edge technologies.

The Lineage 1000 jet is powered by two efficient, reliable and easy-to-maintain GE CF34-10E7 engines, with 18,500 pounds of thrust each. Its range with eight passengers will be 4,200 nautical miles (7,778 km or 4,833 miles) with NBAA IFR reserves and 200 nm alternate. The airplane has a great airport performance, maximum operating speed of Mach 0.82, and is capable of flying at 41,000 feet (12,497 m).

These characteristics will allow customers to fly nonstop from London to New York; from Moscow to Tokyo or Quebec; from New York to Paris; from Jeddah (Saudi Arabia) to Beijing or Bangkok; from Dubai to Tokyo or Johannesburg (South Africa), at a lower operational cost and ultimate comfort.

PRESS OFFICES

Headquarters	North America	Europe, Middle East and Africa		China

Rosana Dias	Pedro Ferraz	Stéphane Guilbaud	Catherine Fracchia	Tracy Chen
rosana.dias@embraer.com.br	pedro.ferraz@embraer.com	sguilbaud@embraer.fr	cfracchia@embraer.fr	tracy.chen@bjs.embraer.com
Cell: (+55 12) 9724 4929	Cell: (+1 954) 651 1871	Cell: (+33 6) 7522 8519	Cell: (+33 6) 7523 6903	Cell: (+86) 1391 018 2281
Phone: (+55 12) 3927 1311	Phone: (+1 954) 359 3414	Phone: (+33 1) 4938 4455	Phone: (+33 1) 4938 4530	Phone: (+86 10) 6505 5045
Fax: (+55 12) 3927 2411	Fax: (+1 954) 359 4755	Fax: (+33 1) 4938 4456	Fax: (+33 1) 4938 4456	Fax: (+86 10) 6505 9866

The Lineage 1000 is expected to enter into service in mid-2008 and is priced at US$ 40.95 million, based on January 2006 economic conditions, for FAA certification in a baseline configuration.

Born out of the severe demands of commercial aviation, the Lineage 1000 platform is designed for quick turnaround, top performance, high utilization and low maintenance. Its reliability is proven by hundreds of thousands of flight hours, and refined by the latest engineering.

The Legacy 600

The Legacy 600 provides premium comfort and privacy for up to 16 passengers in three distinct seating areas. Interior standard features include first-class leather seats, a plush divan, an elegant credenza, and spacious tables for dining or meetings. The aircraft also has a full-size galley for hot and cold meals, a full-breadth aft lavatory, wardrobe and storage cabinet, and an entertainment system with DVD players and satellite telecommunications. High Speed Data (HSD) and Wireless Fidelity (Wi-Fi) optional capability allows passengers to browse the Internet, access e-mail and transfer files in flight.

The Legacy 600

The Legacy 600 baggage compartment with 240 cubic feet (6.8 cubic meters) is one of the largest in the industry and is easily accessible during flights for greater passenger convenience.

The Legacy 600 cruises at a speed of up to Mach 0.80 and offers a range of 3,250 nautical miles (6,019 km or 3,740 miles) with eight passengers and NBAA IFR reserves. This range, bolstered by superior passenger and luggage capacity, enables our customers to fly nonstop from New York to London ; from London to Dubai; from Moscow to Addis Ababa in Ethiopia at lower operating costs  than competitive aircraft with similar cabin size. Additionally, the Legacy 600 is the largest business jet certified to operate into and out of London City Airport, and being capable of flying from there to Moscow and back with eight passengers.

PRESS OFFICES

Headquarters	North America	Europe, Middle East and Africa		China

Rosana Dias	Pedro Ferraz	Stéphane Guilbaud	Catherine Fracchia	Tracy Chen
rosana.dias@embraer.com.br	pedro.ferraz@embraer.com	sguilbaud@embraer.fr	cfracchia@embraer.fr	tracy.chen@bjs.embraer.com
Cell: (+55 12) 9724 4929	Cell: (+1 954) 651 1871	Cell: (+33 6) 7522 8519	Cell: (+33 6) 7523 6903	Cell: (+86) 1391 018 2281
Phone: (+55 12) 3927 1311	Phone: (+1 954) 359 3414	Phone: (+33 1) 4938 4455	Phone: (+33 1) 4938 4530	Phone: (+86 10) 6505 5045
Fax: (+55 12) 3927 2411	Fax: (+1 954) 359 4755	Fax: (+33 1) 4938 4456	Fax: (+33 1) 4938 4456	Fax: (+86 10) 6505 9866

The super midsize twin-engine business jet is based on the successful ERJ 145 regional jet family platform that has accumulated nine million flight hours on more than 900 aircraft, and counting. With a platform designed to endure an average of 2,500 hours per year, a low operating cost and a track record of over 99 percent dispatch availability, the Legacy 600 offers luxurious comfort and delivers a heritage of high utilization and high availability. Priced at US$ 24.7 million in 2007 economic conditions for FAA certification in a baseline configuration, there are 76 Legacy 600 currently operating in 18 countries.

Also available in Shuttle and Shuttle HC configurations, the Legacy is designed to provide comfort and functionality. The Legacy Shuttle accommodates between 16 and 19 passengers in business-class comfort. The Shuttle HC version enhances owner productivity and comfortably seats as many as 37 passengers in a superior airline-quality interior. Prices for the Shuttle versions range from US$ 18.6 million to US$ 19.35 million, based on 2007 economic conditions, for FAA certification in a baseline configuration.

The Phenom 100 and Phenom 300 Jets

The Phenom 100 and the Phenom 300 jets will be best-in-class. Premium comfort, outstanding performance and low operating costs are key design drivers for these jets. Both aircraft will offer pilots and passengers the comfort and style unseen in their categories.  The relaxing ambience is enhanced by the size of the generous windows and the most ample cabin in their class. Onboard conveniences include a wardrobe or refreshment center, an aft cabin private lavatory with toiletry cabinet, and satellite communications.

The Phenom 100 and 300

The pilot-friendly cockpit and the docile flying qualities of the two new aircraft will enable single-pilot operation. Drawing from Embraer’s design and engineering heritage, the Phenom 100 and the Phenom 300 will be built for high utilization and availability. For added safety and reliability both jets will offer a standard brake-by-wire system with anti-skid capability.

PRESS OFFICES

Headquarters	North America	Europe, Middle East and Africa		China

Rosana Dias	Pedro Ferraz	Stéphane Guilbaud	Catherine Fracchia	Tracy Chen
rosana.dias@embraer.com.br	pedro.ferraz@embraer.com	sguilbaud@embraer.fr	cfracchia@embraer.fr	tracy.chen@bjs.embraer.com
Cell: (+55 12) 9724 4929	Cell: (+1 954) 651 1871	Cell: (+33 6) 7522 8519	Cell: (+33 6) 7523 6903	Cell: (+86) 1391 018 2281
Phone: (+55 12) 3927 1311	Phone: (+1 954) 359 3414	Phone: (+33 1) 4938 4455	Phone: (+33 1) 4938 4530	Phone: (+86 10) 6505 5045
Fax: (+55 12) 3927 2411	Fax: (+1 954) 359 4755	Fax: (+33 1) 4938 4456	Fax: (+33 1) 4938 4456	Fax: (+86 10) 6505 9866

Based upon Garmin’s G1000 all-glass, fully-integrated avionics suite, the Prodigy flight deck offers Phenom Jet operators more advantages than any other avionics suite on today’s light and very light market. The pilot-friendly cockpit features three interchangeable 12-inch displays – two primary flight displays (PFD) and one multi-function display (MFD). The system integrates all primary flight, navigation, communication, terrain, traffic, weather, engine instrumentation, and crew-alerting system data and presents the composite information in brilliant, sunlight-readable color on three high-definition displays.

The Phenom 100 will comfortably accommodate four passengers in a typical club configuration. The generous 55 cubic feet (1.56 cubic meters) total baggage capacity is big enough to store their luggage, golf bags and even skis.

It is powered by two Pratt & Whitney Canada’s PW617F engines with 1,615 pounds of thrust each. Its range, with four occupants onboard and maximum operating speed of Mach 0.70, will be 1,160 nautical miles (2,148 km or 1,335 miles) with NBAA IFR reserves, 35 minutes, and 100 nm alternate; or 1,320 nautical miles (2,445 km or 1,519 miles) with NBAA VFR reserves, 45 minutes. The airplane is designed for short field takeoff performance and is capable of flying at 41,000 feet (12,497 m). These characteristics will allow customers to fly nonstop from London to Reykjavik, Lisbon, Tunis, Sofia or Stockholm at a lower cost than competitive aircraft, including turboprops.

The Phenom 100 is priced at US$ 2.85 million, based on January 2005 economic conditions, for FAA certification in  a baseline configuration and is expected to enter service in mid-2008.

The Phenom 300 jet will be configured to accommodate up to nine occupants. Its large baggage capacity of 76 cubic feet (2.15 cubic meters) will conveniently transport passengers’ luggage, golf bags and skis.

It is powered by two Pratt & Whitney Canada’s PW535E engines with 3,200 pounds of thrust each. Its range, with six occupants onboard and maximum operating speed of Mach 0.78, will be 1,800 nautical miles (3,334 km or 2,071 miles) with NBAA IFR reserves, 35 minutes and 100 nm alternate. The airplane is also designed for short field takeoff

PRESS OFFICES

Headquarters	North America	Europe, Middle East and Africa		China

Rosana Dias	Pedro Ferraz	Stéphane Guilbaud	Catherine Fracchia	Tracy Chen
rosana.dias@embraer.com.br	pedro.ferraz@embraer.com	sguilbaud@embraer.fr	cfracchia@embraer.fr	tracy.chen@bjs.embraer.com
Cell: (+55 12) 9724 4929	Cell: (+1 954) 651 1871	Cell: (+33 6) 7522 8519	Cell: (+33 6) 7523 6903	Cell: (+86) 1391 018 2281
Phone: (+55 12) 3927 1311	Phone: (+1 954) 359 3414	Phone: (+33 1) 4938 4455	Phone: (+33 1) 4938 4530	Phone: (+86 10) 6505 5045
Fax: (+55 12) 3927 2411	Fax: (+1 954) 359 4755	Fax: (+33 1) 4938 4456	Fax: (+33 1) 4938 4456	Fax: (+86 10) 6505 9866

performance and is capable of flying at 45,000 feet (13,716 meters). These capabilities will permit customers to fly nonstop from London to Reykjavik, the Azores, Cairo, Tel Aviv or Moscow at a lower cost than competitive aircraft.

The Phenom 300 is expected to enter service in mid-2009 and is priced at US$ 6.65 million, based on January 2005 economic conditions, for FAA certification in a baseline configuration.

More information available at www.embraerexecutivejets.com

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Note to Editors

Embraer (Empresa Brasileira de Aeronáutica S.A. - NYSE: ERJ; Bovespa: EMBR3) is the world’s leading manufacturer of Commercial jets up to 110 seats with 36 years of experience in designing, developing, manufacturing, selling and providing after sales support to aircraft for the global Airline, Executive, and Defense and Government markets.  With headquarters in São José dos Campos, state of São Paulo, Brazil the Company has offices and customer service bases in the United States, France, Portugal, China and Singapore. Embraer is among Brazil’s leading exporting companies. As of June 30, 2006, Embraer had a total workforce of 17,538 people, and its firm order backlog totaled US$ 10.2 billion.

This document may contain forward-looking statements regarding circumstances or events yet to take place. Such statements are based largely on current expectations, forecasts of future events, assumptions and on financial tendencies that affect the Company’s businesses, may prove not to be accurate and are not guarantees of performance.  They are subject to risks, uncertainties and assumptions that are difficult to predict and that may include, among others: general economic, political and trade conditions in Brazil and in those markets where the Company does business; expectations on industry trends; the Company’s investment plans; its capacity to develop and deliver products on the dates previously agreed upon; and existing and future governmental regulations.  The actual results can, therefore, differ substantially from those previously published as Company expectations.  Further, in view of the inherent risks and uncertainties, the estimates, events and circumstances in such statements may not occur.  The words “believe”, “may”, “is able”, “will be able”, “estimate”, “intend”, “continue”, “project”, “anticipate”, “expect” and other similar terms are supposed to identify such forward-looking statements. The Company is not obligated to publish updates nor to revise any such statements due to new information, future events or otherwise.

PRESS OFFICES

Headquarters	North America	Europe, Middle East and Africa		China

Rosana Dias	Pedro Ferraz	Stéphane Guilbaud	Catherine Fracchia	Tracy Chen
rosana.dias@embraer.com.br	pedro.ferraz@embraer.com	sguilbaud@embraer.fr	cfracchia@embraer.fr	tracy.chen@bjs.embraer.com
Cell: (+55 12) 9724 4929	Cell: (+1 954) 651 1871	Cell: (+33 6) 7522 8519	Cell: (+33 6) 7523 6903	Cell: (+86) 1391 018 2281
Phone: (+55 12) 3927 1311	Phone: (+1 954) 359 3414	Phone: (+33 1) 4938 4455	Phone: (+33 1) 4938 4530	Phone: (+86 10) 6505 5045
Fax: (+55 12) 3927 2411	Fax: (+1 954) 359 4755	Fax: (+33 1) 4938 4456	Fax: (+33 1) 4938 4456	Fax: (+86 10) 6505 9866